Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Scage International Limited on Form F-4 of our report dated January 8, 2024, which includes an explanatory paragraph as to Scage International Limited’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Scage International Limited as of June 30, 2023 and 2022 and for the years ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

August 6, 2024